February 8, 2001

Oppenheimer Select Managers
6803 S. Tucson Way
Englewood, CO 80112

Dear Ladies and Gentlemen:

      This opinion is being furnished to Oppenheimer Select Managers (the "Fund"), a Massachusetts business trust, in connection with the Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended, filed by the Fund for the initial public offering of the Class A, Class B, Class C, Class N and Class Y shares of each of the Fund's six series, the Mercury Advisors S&P 500 Index Fund, Mercury Advisors Focus Growth Fund, QM Active Balanced Fund, Jennison Growth Fund, Salomon Brothers Capital Fund and Gartmore Millennium Growth Fund. As counsel for the Fund, we have examined such statutes, regulations, Fund records and other documents and reviewed such questions of law that we deemed necessary or appropriate for the purposes of this opinion.

      Based upon the foregoing, we are of the opinion that the foregoing shares to be issued as described in the Registration Statement have been duly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Registration Statement, will be legally and validly issued, fully paid and non-assessable (except for the potential liability of shareholders described in the Fund's Statement of Additional Information.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Sincerely,



                                          /s/ Allan B. Adams
                                          -----------------------
                                          Allan B. Adams